Exhibit 99.1

Callon Petroleum Company Provides Operational and Financial Update

•	Completes drilling of first horizontal lateral at East Bloxom to 7,430 feet

•	Executes purchase and sale agreement for acreage in southern Reagan County, TX

•	Increases borrowing base to $60 million under senior secured bank facility

•	Repurchases $10 million in principal of 13% Senior Notes due 2016

Natchez, MS (June 21, 2012) -- Callon Petroleum Company (NYSE: CPE) today announced an update regarding its horizontal drilling initiatives in the Permian Basin and the completion of an amended credit agreement.

Wolfcamp B Horizontal Drilling Update
Callon recently completed the drilling of its first horizontal well targeting the Wolfcamp B shale formation at its East Bloxom field in Upton County, TX. The Neal #321H (100% WI) well was drilled to a total measured depth of 16,101 feet, including a 7,430 foot lateral. The Company began fracture stimulation operations on June 18, 2012 and plans to complete the well using 27 stages of fracture stimulation.
Callon is currently drilling its second horizontal well at East Bloxom which has a planned lateral length of 7,400 feet. The Company estimates it has the potential to drill a total of 24 horizontal wells at its East Bloxom field based on current assumptions of 160-acre spacing.

Acreage Acquisition Updates
On June 8, 2012, Callon signed a purchase and sale agreement to acquire 2,319 gross (1,762 net) acres in southern Reagan County, TX for a total purchase price of $12 million. Callon intends to initiate a horizontal drilling program focused on the Wolfcamp B shale and currently estimates that the leasehold acquisition will add 19 horizontal Wolfcamp B drilling locations. The pending acquisition also includes seven vertical Sprayberry wells with estimated net proved developed reserves of 215 thousand barrels of oil equivalent. The transaction is expected to close on or before July 10, 2012, subject to customary closing conditions.
Earlier this year, the Company acquired 14,470 net acres in Borden County, TX to pursue the emerging Cline shale play, among other prospective zones. Callon completed the acquisition of a 22 square mile, 3-D seismic survey over the Borden County acreage in May and expects to have the survey data processed by the end of next month. Infrastructure development and well site preparation on the acreage continues in anticipation of the scheduled drilling of Callon's initial horizontal Cline well in the 3rd quarter of 2012.

Borrowing Base Increase
On June 20, 2012, Callon executed its Fourth Amended and Restated Credit Agreement, increasing the Company's borrowing base by 33% to $60 million and extending the maturity to July 31, 2014. The borrowing base increase reflects Callon's continued success in growing its onshore, oil-weighted reserves and production in the Permian Basin.

Repurchase of Senior Notes
Callon recently repurchased $10 million of its 13% Senior Notes due 2016 (the “Senior Notes”) for $10.2 million. The repurchase reduces the balance of the Senior Notes to $97 million and results in annual cash interest savings of $1.3 million. Over the past 18 months, Callon has reduced its long-term debt balance by $41 million, or 30%, through repurchases of the Senior Notes, decreasing fixed-rate interest expense and demonstrating Callon's continued focus on lowering its financing costs.

Management Change
Steve Woodcock, Vice President, Exploration, has announced his retirement which will occur in the third quarter of 2012. Fred Callon, Chairman and CEO, commented, “We would like to thank Steve for his many years of service and contributions to the company, and wish him well in his retirement.”
John G. Weihe, Exploration Manager, will be named Vice President, Exploration. John has been with Callon since 2000 and leads the Company's technical evaluation initiatives in the Permian Basin and the horizontal Wolfcamp and Cline shale plays. John holds a B.S in Geophysical Engineering from the Colorado School of Mines and a M.B.A. from the University of Houston, and has over 29 years of industry experience.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Texas, Louisiana and the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are identified by the words “expects,” “intends,” “plans” and words of similar import, and include statements regarding the Company's drilling and other future plans. These statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are changes in commodity prices, results of our drilling program and other risks discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC's website at www.sec.gov.

For further information contact
Rodger Smith, 1-800-451-1294